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Exhibit 99.1

RECENT DEVELOPMENTS

        On April 27, 2011, we reported earnings for the first quarter of 2011. Outlined below is a summary of those results. We expect to file our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2011, with the Securities and Exchange Commission on or before May 6, 2011, which will contain more detailed information than is included below.

  Earnings Overview

        During the first quarter of 2011 we reported a net loss of $104.3 million, or $1.67 per share, compared to net income of $9.9 million, or $0.13 per share, during the first quarter of 2010. Our comprehensive loss for the first quarter of 2011 was $103.8 million and our GAAP combined ratio was 178.8%, compared to comprehensive net income of $5.5 million and a GAAP combined ratio of 123.5% for the first quarter of 2010.

        We ended the first quarter of 2011 with a fully converted tangible book value per share of $23.03, a decrease of 5.7% for the past three months and an increase of 10.0% for the past twelve months, taking into account dividends declared during such periods. Our fully converted tangible book value per share at March 31, 2011 is based on shareholders' equity of $1,472.1 million less intangible assets of $4.7 million divided by 63,724,993 common shares (consisting of 62,347,071 shares outstanding plus 1,377,922 shares issuable upon conversion of outstanding share equivalents). The return for the quarter and for the past twelve months represents the decrease in fully converted tangible book value per share from December 31, 2010 ($24.53) to March 31, 2011 ($23.03), after taking into account dividends declared of $0.10 per share, and the increase in fully converted tangible book value per share from March 31, 2010 ($21.29) to March 31, 2011 ($23.03), after taking into account dividends declared of $0.38 per share.

        The decrease in our net income and fully converted tangible book value per share during the first quarter of 2011 was the result of significant catastrophe losses offsetting our investment results. Our underwriting results for the first quarter of 2011 included $214.3 million in aggregate net losses associated with the March Japanese earthquake, the February New Zealand earthquake and the January Australia floods and Cyclone Yasi, partially offset by $33.6 million of net favorable reserve development on prior year losses. Our underwriting results for the first quarter of 2010 included $103.7 million in aggregate net losses associated with the February Chilean earthquake, partially offset by $24.1 million of net favorable reserve development on prior year losses.

        Net realized and unrealized investment gains experienced during the first quarter of 2011 were $16.6 million compared to $28.8 million of net gains experienced during the first quarter of 2010.

 MONTPELIER RE HOLDINGS LTD.
CONSOLIDATED BALANCE SHEETS
Unaudited

(In millions of U.S. dollars, except share amounts)	March 31, 2011	December 31, 2010
Assets
Fixed maturity investments, at fair value (amortized cost: $2,247.7 and $2,270.0)	$2,270.8	$2,289.3
Equity securities, at fair value (cost: $80.0 and $116.9)	122.8	152.9
Other investments (cost: $79.1 and $84.2)	85.7	90.1

Total investments	2,479.3	2,532.3
Cash and cash equivalents	323.1	232.3
Restricted cash	9.9	27.1
Reinsurance recoverable on unpaid losses	68.7	62.4
Reinsurance recoverable on paid losses	2.5	12.9
Insurance and reinsurance premiums receivable	280.1	201.6
Unearned ceded reinsurance premiums	35.1	22.9
Deferred insurance and reinsurance acquisition costs	52.4	45.0
Accrued investment income	16.7	16.2
Unsettled sales of investments	74.4	32.5
Other assets	29.0	34.2

Total Assets	$3,371.2	$3,219.4

Liabilities
Loss and loss adjustment expense reserves	$990.9	$784.6
Debt	327.8	327.7
Unearned insurance and reinsurance premiums	340.0	264.0
Insurance and reinsurance balances payable	46.0	33.8
Unsettled purchases of investments	143.1	108.9
Accounts payable, accrued expenses and other liabilities	51.3	71.6

Total Liabilities	1,899.1	1,590.6

Commitments and contingent liabilities	—	—
Common Shareholders' Equity
Common Shares at 1/6 cent par value per share—authorized 1,200,000,000 shares; issued 64,256,980 and 66,610,232 shares	0.1	0.1
Additional paid-in capital	1,209.6	1,258.7
Treasury shares at cost: 1,909,909 and 2,053,028 shares	(30.3)	(32.7)
Retained earnings	298.4	408.9
Accumulated other comprehensive loss	(5.7)	(6.2)

Total Common Shareholders' Equity	1,472.1	1,628.8

Total Liabilities and Common Shareholders' Equity	$3,371.2	$3,219.4

 MONTPELIER RE HOLDINGS LTD.
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
Unaudited

	Three Months Ended March 31,
(In millions of U.S. dollars, except per share amounts)	2011	2010
Revenues
Gross insurance and reinsurance premiums written	$254.1	$274.8
Ceded reinsurance premiums	(27.6)	(12.9)

Net insurance and reinsurance premiums written	226.5	261.9
Change in net unearned insurance and reinsurance premiums	(60.4)	(103.4)

Net insurance and reinsurance premiums earned	166.1	158.5
Net investment income	17.5	18.5
Net realized and unrealized investment gains	16.6	28.8
Net foreign exchange gains (losses)	(2.0)	7.1
Net expense from derivative instruments	(0.6)	(2.9)
Other revenue	—	0.2

Total revenues	197.6	210.2

Expenses
Underwriting expenses:
Loss and loss adjustment expenses	248.4	144.2
Insurance and reinsurance acquisition costs	24.7	22.4
General and administrative expenses	24.0	29.1
Non-underwriting expenses:
Interest and other financing expenses	5.9	6.5

Total expenses	303.0	202.2

Income (loss) before income taxes	(105.4)	8.0
Income tax benefit	1.1	1.9

Net income (loss)	(104.3)	9.9

Change in foreign currency translation	0.5	(1.8)
Reclassification of inception-to-date net unrealized gain from Symetra	—	(2.6)

Comprehensive income (loss)	$(103.8)	$5.5

Basic and diluted earnings (loss) per share	$(1.67)	$0.13

Dividends declared per Common Share	$0.100	$0.090

 GROSS WRITTEN PREMIUMS BY LINE OF BUSINESS

        The following tables present the Company's gross premiums written, by line of business and reportable segment, during the three months ended March 31, 2011 and 2010:

Three Months Ended March 31, 2011	Montpelier Bermuda	Montpelier Syndicate 5151	MUSIC	Corporate and Other(1)	Total
Property Catastrophe—Treaty	$106.4	$25.5	$—	$—	$131.9
Property Specialty—Treaty	14.9	3.9	—	—	18.8
Other Specialty—Treaty	26.9	20.2	—	—	47.1
Property and Specialty Individual Risk	9.6	34.2	12.9	(0.4)	56.3

Total gross premiums written	$157.8	$83.8	$12.9	$(0.4)	$254.1

Three Months Ended March 31, 2010	Montpelier Bermuda	Montpelier Syndicate 5151	MUSIC	Corporate and Other	Total
Property Catastrophe—Treaty	$115.3	$30.3	$—	$—	$145.6
Property Specialty—Treaty	12.3	7.2	—	—	19.5
Other Specialty—Treaty	44.0	22.2	—	—	66.2
Property and Specialty Individual Risk	11.8	23.3	8.6	(0.2)	43.5

Total gross premiums written	$183.4	$83.0	$8.6	$(0.2)	$274.8

(1)
Represents an inter-segment excess-of-loss reinsurance arrangement between MUSIC and Montpelier Syndicate 5151, which is eliminated in consolidation.

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  Exhibit 99.1
RECENT DEVELOPMENTS
MONTPELIER RE HOLDINGS LTD. CONSOLIDATED BALANCE SHEETS Unaudited
MONTPELIER RE HOLDINGS LTD. CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME Unaudited
GROSS WRITTEN PREMIUMS BY LINE OF BUSINESS